Exhibit 10.19.1

Biomet Europe BV

First Amendment to Employment Agreement

This first amendment (“First Amendment”) to that certain March 1, 2007 employment agreement by and between Biomet Europe BV and Renaat Vermeulen (“Vermeulen”) (“Agreement”) is entered into effective as of July 12, 2010 by and between Biomet Europe BV and Vermeulen.

The parties entered into the Agreement in 2007 and now wish to amend and supplement the Agreement in certain respects. The parties therefore declare as follows:

1. Definitions. All capitalized terms not otherwise defined in this First Amendment shall have the meanings assigned to them in the Agreement.

2. Unamended Terms. Unless specifically changed by this First Amendment, all other terms and conditions of the Agreement shall remain unchanged.

3. Restatement of Section 1.1., Employment:

“Effective July 12, 2010 and for an indefinite period of time, the Employee shall become employed by the Employer in the position of President Biomet EMEA, in observance of the current pre-determined instructions and guidelines and/or those as yet to be determined as these relate to the current position. In this position, Vermeulen shall report directly to the President and CEO Biomet Inc.”

4. Restatement of Article 8 , Seniority

“In determining seniority or generally the Employee’s employment by the Employer, all of the previous agreements between the Employee and the Employer or any of its affiliates in the Biomet group will be taken into account, the result of which is that in determining seniority or employment by the Employer, the date of 1 November 1994 will qualify as the start of employment of Vermeulen.”

5. Restatement of Article 6.1, Wages.

1. Base Salary. The Employee’s base salary shall be at the rate of EUR 250,000 per year (“Base Salary”). The Base Salary shall be payable in a manner that is consistent with the Employer’s usual payroll practices for senior executives.

6. Restatement of Article 7 Bonus.

“The employee is eligible for the payment of a bonus up to an amount of 80% of the gross annual salary for achievement of performance targets. The targets on which the bonus is based will be determined in line with Biomet policies governing from time to time and in agreement with the President and CEO of Biomet Inc.”

7. Entire Agreement Clause. The parties specifically agree that with the exception of that certain employment agreement entered into as of August 30, 2010 by and between Vermeulen and Biomet Inc., that certain stock option grant agreement date as of August 9, 2010 and this Agreement, any and all agreements relating to employment by Vermeulen by the Employer and / or any of its affiliates are hereby terminated and shall be null and void.

8. Applicable Language. While the Agreement has been drafted in Dutch, this First Amendment has been prepared in English and the English language shall determine its interpretation and meaning.

Biomet Europe BV	Employee

/s/ Bert Cornelese	/s/ Renaat Vermeulen
Bert Cornelese, Bestuurder	Renaat Vermeulen

Dordrecht, October 18, 2010	Dordrecht, October 18, 2010